Exhibit 99.2

LETTER TO CLIENTS

Relating to

JERSEY CENTRAL POWER & LIGHT COMPANY

Offer to Exchange

up to $350,000,000 4.600% Senior Notes due 2030 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

for any and all of our outstanding unregistered $350,000,000 4.600% Senior Notes due 2030

Pursuant to the Prospectus, dated     , 2026

To Our Clients:

Enclosed for your consideration is a Prospectus, dated     , 2026 (as it may be amended or supplemented from time to time, the “Prospectus”), and the Letter of Transmittal relating to the exchange offer of Jersey Central Power & Light Company, a New Jersey corporation (the “Company”), whereby the Company is offering to exchange, upon the terms and subject to the conditions of the Prospectus, all outstanding and unregistered $350,000,000 4.600% Senior Notes due 2030 (the “Outstanding Notes”) for a like principal amount of the Company’s 4.600% Senior Notes due 2030 registered under the Securities Act (the “New Notes”).

The exchange offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreements, dated as of May 6, 2026, by and among the Company and the initial purchasers of the Outstanding Notes.

This material is being forwarded to you as the beneficial owner of the Outstanding Notes carried by us for your account but not registered in your name. A tender of such Outstanding Notes may only be made by us as the holder of record and pursuant to your instructions, unless you obtain a properly completed bond power from us or arrange to have the Outstanding Notes registered in your name.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Outstanding Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Please forward your instructions to us as promptly as possible in order to permit us to tender the Outstanding Notes on your behalf in accordance with the provisions of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on      , 2026, unless extended (such date and time, as they may be extended, the “expiration date”). The Company does not currently intend to extend the expiration date. Any Outstanding Notes tendered pursuant to the exchange offer may be withdrawn any time prior to the expiration date.

Your attention is directed to the following:

1. The exchange offer is described in and subject to the terms and conditions set forth in the Prospectus and the Letter of Transmittal.

2. The exchange offer is for any and all Outstanding Notes.

3. The Company will be deemed to accept validly tendered Outstanding Notes when, and if, the Company gives oral or written notice of acceptance to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the New Notes will be made by the exchange agent on the settlement date, which will be promptly after the expiration date of the exchange offer, following receipt of the Company’s notice of acceptance.

4. Any transfer taxes incident to the transfer of Outstanding Notes from the holder to the Company will be paid by the Company, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

5. The exchange offer expires at 5:00 p.m., New York City time, on     , 2026, unless extended by the Company. The Company does not currently intend to extend the exchange offer.

If you wish to have us tender your Outstanding Notes, please instruct us to do so by completing, executing and returning to us the instruction form on the back of this letter.

The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Outstanding Notes, unless you obtain a properly completed bond power from us or arrange to have the Outstanding Notes registered in your name.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of this letter and the enclosed materials referred to herein relating to the exchange offer made by the Company with respect to the Outstanding Notes.

This will instruct you to tender the Outstanding Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐	Please tender the Outstanding Notes held by you for the account of the undersigned as indicated below:

Aggregate Principal Amount of the Outstanding Notes

(must be in an amount equal to $2,000 principal amount or integral multiples of $1,000 in excess thereof)

☐	Please do not tender any Outstanding Notes held by you for the account of the undersigned.

Signature(s)

Please print name(s) here

Dated:

Address(es)

Area Code(s) and Telephone Number(s)

Tax Identification or Social Security No(s).

None of the Outstanding Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Outstanding Notes held by us for your account.

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